Exhibit 99.1

February 17, 2015

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”) and have enclosed a statement of your account as of December 31, 2014. Our current real estate portfolio consists of investments in seventeen healthcare properties.

Acquisitions

On December 31, 2014, the REIT acquired, through two wholly owned subsidiaries, two senior living facilities for a total purchase price of $14.2 million. The first of the two facilities acquired is Gateway Care and Retirement Center, a 38,034 square foot facility located in Portland, Oregon that has 59 beds dedicated to skilled nursing services and 32 independent living private units. The second facility is Applewood Retirement Community, a 45,563 square foot facility located in Salem, Oregon that has 69 independent living units.

The facilities were acquired subject to a loan from General Electric Capital Corporation, collateralized by security interests in these facilities. The loan has a 25-year amortization schedule, with interest only for the first two years, and matures on December 30, 2017.

These facilities are operated and leased by an affiliate of Sapphire Health Services (“Sapphire”) pursuant to a 15-year triple net lease. Sapphire is an experienced operator of independent living, assisted living and skilled nursing facilities.

On January 23, 2015, through a wholly owned subsidiary, the REIT acquired an assisted living facility in Front Royal, Virginia known as Loving Arms Assisted Living (“Loving Arms”) for a purchase price of $14.3 million. The 46,844 square foot facility is comprised of a main building with 78 beds and two cottages that provide a total of six beds. The facility was built in 1997 and went through a major addition and renovation in 2009.

Loving Arms was acquired subject to a loan secured by the property and cross-collateralized with three of the REIT’s other properties; Juniper Village at Lamar, Juniper Village at Monte Vista, and Myrtle Point. On January 23, 2015, we amended an existing loan agreement with Private Bank & Trust Company to increase the principal amount available under that existing loan by $11.44 million for a total principal balance of $20.515 million collateralized by a first priority security interest in the four properties. The loan has a 25-year amortization schedule and matures on September 21, 2017.

Loving Arms is leased to and operated by an affiliate of Meridian Senior Living (“Meridian”) pursuant to a 15-year triple net lease. Meridian is among the top 10 assisted living providers in the United States based on their capacity to serve over 7,000 residents. Currently, Meridian operates 114 communities, including five other facilities in our portfolio, and spans 14 states.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022 www.SummitHealthcareReit.com

HUD Refinancing

We are pleased to announce we have completed the refinancing of our Carteret House, Hamlet House, and Shelby House assisted living facilities. On November 25, 2014, subsidiaries of the REIT entered into U.S. Department of Housing and Urban Development (“HUD”) insured loan agreements with Lancaster Pollard Mortgage Company, LLC for a combined principal balance of $12.6 million. The loans have fixed annual interest rates of 4.4% inclusive of the mortgage insurance premium and amortization terms of 35 years. Loan proceeds were used to pay down outstanding variable rate bridge debt maturing in 2016.

We remain in the process of refinancing our Aledo and Danby House facilities with HUD.

New Board Member

J. Steven Roush, CPA was appointed to our Board of Directors to serve as a member of the Independent Director’s Committee, Compensation Committee and as Chair of the Audit Committee. Mr. Roush, now retired, worked at PricewaterhouseCoopers for over 39 years, 30 of those as a partner. At PricewaterhouseCoopers he served as an office managing partner, a Securities and Exchange Commission review partner for over 20 years and as a risk management partner. Mr. Roush has experience in a diverse number of industries ranging from manufacturing, nonprofits and retail, with a concentration in real estate and pharmaceuticals. He has a background in both private and public company boards of directors. We believe that this vast accounting, audit committee and board of directors experience will be an asset to the Company.

Annual Share Valuation and 2014 Tax Forms

We are currently in the annual auditing process of our year-end financial report and will announce a revised share value upon its completion. We expect to have this information available on or about March 31, 2015, when we file Form 10-K with the SEC.

As in recent years, you will NOT receive an IRS Form 1099-DIV or any other IRS tax form from the REIT this year because the REIT did not pay shareholder distributions. Please consult with your tax advisor if you have questions regarding your 2014 tax reporting.

Thank you for your continued support. We look forward to providing additional updates when more information becomes available. If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2013, and on Forms 10-Q for the quarters ending March 31, 2014, June 30, 2014, and September 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.